Exhibit 10.1

December 27, 2025

Mr. Oliver Engert
Via Email

Strictly private and confidential

Dear Oliver,
Congratulations! We are very pleased to extend you an employment offer for the position of Chief Administrative Officer (CAO), Enovis Corporation, reporting to Damien McDonald, Chief Executive Officer, Enovis Corporation. Your place of employment will be Florida; you will be expected to travel on a regular basis. This offer has been approved by the Board of Directors and is valid until December 31st, 2025.

We look forward to having you as a part of our team, adding your skills, experiences and talent to our group. We believe Enovis is the type of organization that has the vision, culture and opportunities to further your career success and a tremendous opportunity to build long-term wealth in the growth and profitability of Enovis.

Date of Employment    We anticipate that you will begin employment on January 5, 2026.

Base Salary    Your starting annual salary will be $825,000 payable bi-weekly. You will be eligible for an annual merit increase based on benchmark and company merit increase guidelines, effective April 2027.

Annual Cash Bonus    You will be eligible to participate in our Annual Incentive Plan (AIP) with a target of 100% of your base salary. The actual AIP payout is based on the achievement of Enovis financial performance against pre-set threshold, target, and maximum and your individual performance factor of up to 1.5 times the financial factor. The maximum payout is 250% of target. Your 2026 AIP award will be pro-rated for a partial year of employment based on your start date if you do not commence employment of 5 January 2026.

Sign On Cash Bonus    You will receive a sign-on bonus of $200,000, payable within 30 days of hire. In the event you choose to terminate your employment relationship with the Company prior to the expiration of one (1) year after your start date, you shall repay to the Company a pro-rata share of the amount that has been paid as a sign-on bonus. In the event that you terminate your employment for Good Reason within the first year as defined in the Executive Severance Plan, then you are not required to repay any portion of the sign-on bonus.

Equity Awards    You will be provided a new hire equity award of $2,300,000.
The grant will follow the 2026 approved allocation and vesting for executive officers: 50% in restricted stock units to be vested 33% on the 1st – 3rd anniversaries of grant and 50% in performance-based restricted stock units with 100% vesting on the 3rd anniversary of grant if earned. If the threshold performance is achieved in the performance period, you are eligible to vest in 50% of the units according to the vesting schedule. If the threshold performance is not met within the performance period, all the units will be forfeited. Performance over threshold will result in vesting units against a linear payout formula up to 200% of the target number of units with a limit of 400% total value as compared to target value. The 400% cap is determined by the number of units earned times the stock price at vesting divided by the original value of the grant.

In addition, you will be eligible for future annual equity grants starting in 2027 based on your position and performance in accordance with our equity guidelines. The current target for your position is $2,300,000. Annual equity awards are currently delivered in 50% restricted stock units and 50% performance-based restricted stock units.

The terms and conditions of equity awards will be in accordance with the Enovis’ 2020 Omnibus Incentive Plan or successor plan.

401(k)    You will have the opportunity to participate in the Enovis 401(k) Savings Plan Plus with matching contributions. Enovis matches 100% of the first 4% that you contribute, and these matching contributions vest immediately.

NQ Deferred Comp    You will have the opportunity to defer up to 50% of base salary and 75% bonus in the nonqualified deferred compensation and optimize the company matching contribution above the IRS thresholds in 401(k). Enovis matches 100% of the first 4% that you contribute, and these matching contributions vest immediately.

Health Benefits    You and your family will be eligible to participate in the health & welfare benefits including medical, dental, vision, short term and long term disability, life and accidental death and dismemberment insurance. You will also be eligible for an annual executive physical and the Executive Long Term Disability Plan.

Relocation    The company will cover the cost of moving furniture to the greater Dallas area of Texas, provided that the furniture is moved within the first six (6) months of your employment with the company.

Perquisites    You will be eligible for a reimbursement of up to $10,000 annually for financial planning and tax preparation expenses on your behalf. You will also be eligible for reimbursement of certain travel related expenses for establishing your work and living space in Texas, as defined in the Enovis Travel Policy and as approved by the Chief Human Resource Officer.

Vacation & Holidays    You will be eligible for unlimited vacation, plus four floating holidays and any company-paid holidays.

Severance/Change in
Control (CIC)    You are eligible for the current Executive Officer Severance Plan (the “Severance Plan”).

Restrictive Covenants    You agree that you will enter into a Restrictive Covenant Agreement attached hereto as Exhibit A which contains an intellectual property assignment, a one year non-compete agreement in the United States and any other country where the Company competes and a one-year customer and employee non-solicitation agreement. You are also eligible for the Change in Control Agreement upon signature.

Arbitration    You will enter into the arbitration agreement attached hereto as Exhibit B.

Change in Control     You will enter into the Change in Control Agreement attached hereto as Exhibit C.

Enovis Corporation 2711 Centerville Road Suite 400 Wilmington, DE 19808 enovis.com

Code of Conduct     You agree to read and abide by the Enovis Code of Conduct, a copy of which is attached hereto as Exhibit D.

Termination     Your employment is “as will”. This means that your employment is for no definite period of time, and either you or the company may terminate your employment at any time, with or without cause or notice. In the event that you are terminated without Cause, then you will receive the severance benefits set forth in the Enovis Executive Severance Plan or 1x base salary plus your target bonus, whichever is greater.

We look forward to having you join us. It will be an excellent opportunity to work together to take the business to the next level of growth and success!

Sincerely,
/s/ Patricia Lang    ACKNOWLEGED & ACCEPTED:
Patricia Lang    /s/ Oliver Engert    12/30/2025
CHRO    Oliver Engert    Date Enovis Corporation

Enovis Corporation 2711 Centerville Road Suite 400 Wilmington, DE 19808 enovis.com